                                                                    EXHIBIT 10.1



                            REVOLVING LOAN AGREEMENT


                                     BETWEEN




                             ESSEX PORTFOLIO, L.P.,
                        a California limited partnership
                                       and
             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

                            Dated as of May 11, 1998

                                TABLE OF CONTENTS

                                                                                    Page(s)
1.      DEFINITIONS.......................................................................1

2.      LINE OF CREDIT AMOUNT AND TERMS...................................................4

        2.1    Line of Credit.............................................................4
        2.2    Availability Period; Extension of Availability Period; Term-Out
               Option.....................................................................5
        2.3    Interest Rate..............................................................6
        2.4    Letters of Credit..........................................................6
        2.5    Survival...................................................................9

3.      FEES..............................................................................9

        3.1    Unused Fee.................................................................9
        3.2    Letter of Credit Fees......................................................9

4.      DISBURSEMENTS, PAYMENTS AND COSTS.................................................9

        4.1    Requests for Credit........................................................9
        4.2    Disbursements and Payments................................................10
        4.3    Telephone and Telefax Authorization.......................................11
        4.4    Taxes.  ..................................................................11
        4.5    Additional Costs..........................................................11

5.      UNENCUMBERED ASSET POOL..........................................................12

        5.1    Unencumbered Asset Pool and Unencumbered Asset Pool
               Property Defined..........................................................12
        5.2    Additions of Property to the Unencumbered Asset Pool......................12
        5.3    Removal of Property from the Unencumbered Asset Pool......................15
        5.4    Current Value of the Unencumbered Asset Pool..............................16
        5.5    Mortgage Value of Unencumbered Asset Pool Property........................17
        5.6    Use of the Unencumbered Asset Pool Property...............................17
        5.7    Income from Unencumbered Asset Pool Property..............................18



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


6.      CONDITIONS.......................................................................18

        6.1    Authorizations............................................................18
        6.2    Governing Documents.......................................................18
        6.3    Documents.................................................................18
        6.4    Insurance.................................................................18
        6.5    Legal Opinions............................................................19
        6.6    Good Standing.............................................................19
        6.7    Payment of Certain Outstanding Obligations................................19
        6.8    Payment of Fees...........................................................20
        6.9    Solvency Certificate......................................................20
        6.10   Other Items...............................................................20
        6.11   Conditions of Each Advance, Extension of Credit, or Issuance of
               Letter of Credit..........................................................20

7.      COVENANTS OF BORROWER............................................................21

        7.1    Covenants Relating to Unencumbered Asset Pool.............................21
        7.2    Payment of Expenses.......................................................23
        7.3    Total Amount Outstanding..................................................23
        7.4    Financial and Other Information; Certification............................23
        7.5    Notices...................................................................25
        7.6    Indemnity.................................................................26
        7.7    Negative Covenants........................................................26
        7.8    Development Covenants.....................................................28
        7.9    Performance of Acts.......................................................29
        7.10   Keeping Guarantor Informed................................................29
        7.11   Maximum Total Liabilities to Gross Asset Value of 50%.....................29
        7.12   Fixed Charge Coverage Ratio...............................................29
        7.13   Maximum Quarterly Dividends...............................................30
        7.14   Minimum Tangible Net Worth................................................30
        7.15   Negative Pledge...........................................................30
        7.16   Total Unencumbered Assets to Unsecured Debt...............................31
        7.17   Change in Ownership of Borrower or Management of the
               Unencumbered Asset Pool Property..........................................31
        7.18   Books and Records.........................................................31
        7.19   Audits....................................................................31
        7.20   Cooperation...............................................................32
        7.21   ERISA Plans...............................................................32
        7.22   Use of Proceeds...........................................................32
        7.23   Use of Proceeds - Ineligible Securities...................................32


8.      REPRESENTATIONS AND WARRANTIES...................................................33

        8.1    Organization of Borrower..................................................33
        8.2    Authorization.............................................................33
        8.3    Enforceable Agreement.....................................................33
        8.4    Good Standing.............................................................33
        8.5    No Conflicts..............................................................33
        8.6    Financial Information.....................................................34
        8.7    Borrower Not a "Foreign Person"...........................................34
        8.8    Lawsuits..................................................................34
        8.9    Year 2000 Precautions.....................................................34
        8.10   Permits, Franchises.......................................................34
        8.11   Other Obligations.........................................................34
        8.12   Income Tax Returns........................................................35
        8.13   No Event of Default.......................................................35
        8.14   ERISA Plans...............................................................35
        8.15   Location of Borrower......................................................36

9.      DEFAULT AND REMEDIES.............................................................36

        9.1    Events of Default.........................................................36
        9.2    Remedies..................................................................37

10.     REFERENCE AND ARBITRATION........................................................38

11.     MISCELLANEOUS PROVISIONS.........................................................39

        11.1   No Waiver; Consents.......................................................39
        11.2   No Third Parties Benefitted...............................................39
        11.3   Notices.      ............................................................39
        11.4   Attorneys' Fees...........................................................39
        11.5   Participations and Syndications...........................................40
        11.6   Heirs, Successors and Assigns.............................................40
        11.7   Payments Set Aside........................................................40
        11.8   Interpretation............................................................41
        11.9   Miscellaneous.............................................................41
        11.10  Integration and Relation to Loan Commitment...............................41
        11.11  Actions...................................................................41
        11.12  Relationships with Other Bank Customers...................................42


Exhibits:
               Exhibit A...............................Existing Letters of Credit
               Exhibit B-1.............................Form of Letter of Credit
               Exhibit B-2.............................Letter of Credit Agreement
               Exhibit C...............................Request for Extension of Credit
               Exhibit D...............................Unencumbered Asset Pool
               Exhibit E...............................Compliance Certificate


                            REVOLVING LOAN AGREEMENT
                 $100,000,000 Unsecured Revolving Line of Credit


               THIS UNSECURED REVOLVING LOAN AGREEMENT, dated as of May 11, 1998 (the "Agreement"), is between ESSEX PORTFOLIO, L.P., a California limited partnership ("Borrower"), ESSEX PROPERTY TRUST, INC., a Maryland corporation operating as a real estate investment trust ("Guarantor"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION ("Bank").

                                    RECITALS

               To provide funds for the acquisition of residential apartment property, for general working capital needs, for operating expenses, and for other needs, Bank would like to make a loan of funds (the "Loan") to Borrower on a revolving basis and Borrower would like to borrow funds from Bank on that basis, all on the terms and conditions stated herein.

               The Loan will be evidenced by a promissory note (the "Note") of even date herewith.

               Guarantor is the general partner of Borrower. Bank is only willing to make the Loan if Guarantor will guaranty repayment of the obligations of Borrower under the terms of this Agreement.

               Guarantor is willing to make such a guaranty (the "Guaranty") to Bank as provided in this Agreement.

               This Agreement, the Note, the Guaranty and any modifications thereto, and all other documents evidencing, securing or otherwise pertaining to the Loan are referred to herein as the "Loan Documents."

                                    AGREEMENT

1.      DEFINITIONS.

                The following terms shall have the following definitions:

                "Availability Period" has the meaning given to it in Section 2.2(a).

                "Available Amount" has the meaning given to it in Section
2.1(b).

                "Capitalization Rate" means the then current Korpacz Real Estate Investor Survey, Overall Cap Rate (OAR), Average, subject to quarterly adjustment; the Capitalization Rate as of the date of this Agreement is 8.88%.

                "Commitment" shall have the meaning given to it in Section
2.1(b).

                "Consolidated Borrower" means Essex Property Trust, Inc., Essex Portfolio, L.P., and each of their affiliates, aggregated and consolidated according to GAAP.

                "Current Value of the Unencumbered Asset Pool" shall mean the sum of the "Current Value" of each Unencumbered Asset Pool Property.

                "Current Value" shall have the meaning given to it in Section 5.4(b).

                "Debt Service" means the sum of (x) the aggregate interest payments, Letter of Credit fees and other fees paid or payable in respect of or relating to debt on a property, plus (y) the aggregate principal installments paid and payable (but not payments due at maturity) in respect of or relating thereto.

                "Existing Letters of Credit" shall have the meaning given to it in Section 2.4(h).

                "GAAP" means generally accepted accounting principles (including principles of consolidation), in effect from time to time.

                "Gross Asset Value" means the sum of (i) Consolidated Borrower's most recent one quarter annualized earnings before interest, taxes, depreciation and amortization all according to GAAP ("EBITDA") divided by the Capitalization Rate, (ii) cash and marketable securities of Consolidated Borrower, (iii) 75% of the acquisition costs of properties acquired by Consolidated Borrower during the quarter, and (iv) 50% of the book value of all development in progress as reported on Guarantor's 10K and 10Q.. For the calculation of Gross Asset Value, EBITDA does not include gains on sale of assets, extraordinary gains and charges, minority interest and income attributable to properties sold or acquired during the quarter.

                "Letter of Credit" and "Letters of Credit" have the meanings given to them in Section 2.1(a).

                "Letter of Credit Cap" has the meaning given to it in Section 2.4(a).

                "Line of Credit" has the meaning given to it in Section 2.1(a).

               "Mortgage Value" of an Unencumbered Asset Pool Property has the meaning given to it in Section 5.5.

                "Net Operating Income" for a property means, for the relevant period, the aggregate total cash revenues actually collected, from the normal operation of a property (excluding all security deposits until such time as the tenant or other user making such deposits is no longer entitled to return thereof), plus amounts payable to unrelated third parties on behalf of the owner of the property, if actually paid, plus the proceeds of any rental or business interruption insurance actually received by the owner of the property with respect to such property, from which there shall be deducted all costs and expenses paid or payable by the owner and relating to such property (other than Debt Service which is paid and payments made at maturity), including, without limitation, (a) any charges paid in connection with the use, ownership or operation of such property, (b) any cost of repairs and maintenance, (c) any cost associated with the management of such property, (d) any payroll cost and other expenses for general administration and overhead paid in connection with the use, ownership or operation of such property, (e) current real estate taxes,
(f) any sums paid or subject to payment in the nature of a rebate, refund or other adjustment to revenue previously collected, (g) all assessment bond indebtedness (whether principal or interest) in respect of such property paid or payable for the interval in question, and (h) any and all costs or expenses, or whatever nature or kind, incurred in connection with the use, ownership or operation of the property; provided, however, that such costs and expenses paid or payable by Borrower and relating to such property shall not include tenant improvement costs, leasing commissions or the costs and expenses of capital improvements and capital repairs, other than the costs and expenses of capital improvements and repairs that recur on an annual basis, or depreciation, amortization or other non-cash expenses.

                "Permitted Owner" has the meaning given to it in Section 5.2(b)(i).

                "Total Amount Outstanding" has the meaning given to it in
Section 2.1(b).

                "Unencumbered Asset Pool" shall have the meaning given to it in
Section 5.1.

                "Unencumbered Asset Pool Property" shall have the meaning given to it in Section 5.1.

Terms capitalized in this Agreement and not defined in this Section 1 have the meanings given to them elsewhere in this Agreement.

               2.     LINE OF CREDIT AMOUNT AND TERMS.

               2.1    Line of Credit.

               (a) During the Availability Period (as hereinafter defined), Bank will provide a revolving line of credit (the "Line of Credit") to Borrower to
(i) make advances, and (ii) issue standby letters of credit (singly, a "Letter of Credit" and, together with the Existing Letters of Credit referred to in
Section 2.4(h) below, the "Letters of Credit") for Borrower's account.

               (b) The maximum amount of the Line of Credit committed by Bank (the "Commitment") is One Hundred Million and No/100ths Dollars ($100,000,000.00). Bank shall disburse funds under the Line of Credit in such amounts as Borrower may request from time to time hereunder, but in no case shall the sum of the total principal amount outstanding under the terms of this Agreement (including the aggregate amount owing to Bank in connection with drawn and unreimbursed Letters of Credit), plus the aggregate amount of outstanding and undrawn Letters of Credit (the "Total Amount Outstanding"), exceed an aggregate principal amount (the "Available Amount") equal to the smallest of the following, tested at the beginning of each calendar quarter and at the time of each draw hereunder:

        (x) an amount equal to fifty percent (50%) of the Current Value (as that term is defined in Section 5.4(b) below) of the Unencumbered Asset Pool Property (as that term is defined in Section 5.1 below); or

        (y) an amount equal to one hundred percent (100%) of the Mortgage Value (as that term is defined in Section 5.5 below) of the Unencumbered Asset Pool Property; or

        (z) $100,000,000.

               (c) If Bank at any time should determine that the Total Amount Outstanding exceeds the Available Amount, Bank may make written demand on Borrower at Bank's option, to post cash or other collateral satisfactory to Bank in its sole discretion, or to repay principal hereunder, or both, in an amount sufficient in Bank's reasonable judgment to cause the Total Amount Outstanding to be equal to or less than the Available Amount. Borrower shall make any such payment of principal or post any such collateral within thirty (30) days after Bank's demand and direction to Borrower.

               (d) This is a revolving line of credit. During the Availability Period, Borrower may repay and reborrow principal amounts.

               (e) Each advance must be for at least Five Hundred Thousand Dollars ($500,000), or for the amount of the remaining Available Amount, if less.

               (f) The issuance of a Letter of Credit pursuant to Section 2.4 hereof shall be considered an advance for all purposes hereunder, except that, absent an express written agreement to the contrary, any drawn Letter of Credit shall be repaid by Borrower to Bank on demand.

               2.2 Availability Period; Extension of Availability Period; Term-Out Option.

               (a) The Line of Credit is available between the date of this Agreement (the "Effective Date") through the end of the business day two years from the Effective Date (the "Expiration Date"), or on the first business day thereafter if that day falls on a day that is a week-end or a day on which the Bank is not open for business in San Francisco, California. The period from the Effective Date to the Expiration Date shall be the "Availability Period." If there is an Event of Default (as defined in Section 9.1 below) then in addition to Bank's other remedies, Bank may terminate the Availability Period and require Borrower to immediately (i) repay amounts outstanding under the Loan, and (ii) provide cash collateral for repayment of any outstanding Letter of Credit. If Borrower has violated any covenant or agreement hereunder and the applicable cure period has not yet expired, then it is within Bank's sole and absolute discretion whether to continue to provide extensions of credit to Borrower hereunder.

               (b) Borrower may request that Bank extend the Availability Period for one year by giving written notice to Bank of such request no more than one hundred twenty (120) and no less that ninety (90) days prior to the second anniversary of the Effective Date, requesting a one year extension of the Availability Period. Upon such request, Bank shall decide in its sole and absolute discretion whether to extend the Availability Period, and shall give notice to Borrower of its decision within sixty (60) days of the receipt of Borrower's request. If, upon such request by Borrower, Bank decides to extend the Availability Period, the Expiration Date shall then be extended by one year, the new date of expiration shall be the "Extended Expiration Date", and the Availability Period as so extended shall become the "Extended Availability Period". If Bank decides not to extend the Availability Period, the Line of Credit shall expire on the original Expiration Date.

               (c) Borrower may at its option convert the Line of Credit to an amortizing term loan (the "Term Loan"). Borrower may exercise its option to convert the Line of Credit to the Term Loan by giving Bank written notice of Borrower's election not more than 120 days and not less than 45 days before the Expiration Date (or the Extended Expiration Date, if the Availability Period has been extended under Section 2.2(b)), and complying with all other terms of the Loan Documents. If the Line of Credit is so converted to a Term Loan, then the Expiration Date (or the Extended Expiration Date as the case may be) shall be the "Conversion Date" for purposes of this Agreement and the first anniversary of the Conversion Date shall be the "Term Loan Expiration Date." All terms and conditions of the Loan Documents, including the application of the Available Amount but excluding any provision giving Borrower the right to draw any amounts under the Line of Credit or to arrange for the issuance of a Letter of Credit, shall remain applicable to the Term Loan. If Borrower converts the Line of Credit to the Term Loan, Borrower shall amortize a portion of the balance outstanding hereunder by paying twenty percent (20%) of an amount that is the sum of the following two amounts: (i) such balance, plus (ii) the total dollar amount of all Letters of Credit then outstanding. The payment of that twenty percent amount shall be made in eleven (11) equal monthly installments beginning on the first day of the first month following the Conversion Date and ending with the last payment due before the Term Loan Expiration Date. The balance of the amount outstanding shall be paid in full on the Term Loan Expiration Date.

               (d) Borrower may cancel all or any portion of the Commitment by the delivery to Bank of a notice of cancellation within the applicable time periods and minimum amounts set forth in the Loan Documents for the repayment of any amounts that are outstanding or, if there are no amounts outstanding at such time, upon at least five (5) business days notice to Bank, whereupon, in either event, such part of the Commitment so designated by Borrower shall terminate on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding in excess of the Commitment after giving effect to such termination, Borrower shall prepay such Loans outstanding on such date in accordance with the requirements of the Loan Documents.

               2.3    Interest Rate.

               Borrower is executing a promissory note (the "Note") in the amount of the Commitment evidencing the Loan and payable to Bank. The Note sets forth the interest rate and certain other terms and conditions applicable to the Loan.

               2.4    Letters of Credit.

               (a) From time to time during the Availability Period, but not after the Expiration Date (or the Extended Expiration Date as the case may be) or the

Conversion Date, Bank shall at the request of Borrower, issue Letters of Credit in the form of Exhibit "B-1" under the terms of a Letter of Credit Agreement in the form of Exhibit "B-2", for the account of Borrower, a Permitted Owner or an entity controlled by a Permitted Owner, for any purpose directly relating to Borrower's continuing operations, upon at least five (5) business days' prior written notice from Borrower; provided, however, that at no time shall the undrawn and the drawn and unreimbursed amount of all Letters of Credit exceed Eleven Million Dollars ($11,000,000) (the "Letter of Credit Cap"). The Available Amount shall be reduced by the amount of the outstanding Letters of Credit undrawn and by the amount of the drawn and unreimbursed Letters of Credit. As provided above, a Letter of Credit may be issued for the benefit of a Permitted Owner, as that term is defined in Section 5.2(b)(i), or an entity controlled by a Permitted Owner, but any such Letter of Credit shall be the responsibility of and shall create obligations of the Borrower and any guarantor, including but not limited to Guarantor.

               (b) Each Letter of Credit issued hereunder (including any supplement, modification, amendment, renewal or extension thereof) shall be issued pursuant to the terms and conditions of a Bank standard form Application and Agreement for Letter(s) of Credit ("Letter of Credit Agreement") in a form substantially the same as that attached hereto as Exhibit "B-2" executed by Borrower; and each Letter of Credit shall be in form and substance and for the purposes provided in this Agreement. Pursuant to the terms and conditions of Bank's standard form of Letter of Credit Agreement, any drawings under a Letter of Credit shall be repaid by Borrower to Bank on demand; and the Letter of Credit Agreement will set forth all of the terms and conditions regarding the issuance of a Letter of Credit and any draws thereunder.

               (c) The Letter of Credit Agreement shall set forth the rate of interest on any draws thereunder. Any amount drawn shall be payable by Borrower no later than the next business day after the date on which the amount is drawn.

               (d) Unless specifically approved by Bank in writing, each Letter of Credit issued pursuant to this Agreement shall expire on or before the Expiration Date (or the Extended Expiration Date as the case may be), provided, however, that Letters of Credit in a total aggregate amount not to exceed Seven Million Dollars ($7,000,000) may expire on or before a date that is twelve (12) months after the Expiration Date (or the Extended Expiration Date as the case may be), provided further that, at the Expiration Date (or the Extended Expiration Date) Borrower will provide the cash collateral in the amount and manner provided in Subsection 2.4(e) below in an amount equal to the face amount of any such unexpired Letters of Credit.

               (e) If at any time there are Letters of Credit outstanding and the Loan is canceled or expires by its terms and an extended term is not made available to

Borrower by Bank, or an Event of Default (as hereinafter defined) occurs, Borrower shall provide Bank with cash collateral in an amount at least equal to the aggregate amount of all Letters of Credit outstanding, or another form of collateral acceptable to Bank in its sole and absolute discretion. Borrower agrees to execute or cause the execution of all documents reasonably required by Bank at Borrower's sole cost and expense in connection with the Borrower's delivery of collateral hereunder. Bank shall retain a security interest in such collateral until the earlier occurrence of (a) a date fifteen (15) days after the expiration of any outstanding Letter of Credit, provided that no further extensions shall be granted, or (b) the cancellation of any outstanding Letter of Credit by the respective beneficiaries, provided that written notice of such cancellation has been received by Bank or the original Letter of Credit is returned to Bank. In such an event, the amount of collateral retained by Bank shall be adjusted as appropriate to reflect such expiration or cancellation, as the case may be.

               (f) Borrower shall pay to Bank an annual fee for each Letter of Credit in an amount equal to the greater of one and one-half percent (1.5%) per annum of the face amount of such letter of credit or Two Hundred Fifty Dollars ($250) plus any fees or costs related to the issuance thereof (which fee shall be paid 1.35% to Bank as agent for itself and any other person to whom Bank may sell an interest in the Loan or the Loan Documents under the terms of Section 11.5, and .15% to Bank as the issuing bank). The fee shall be paid in advance quarterly in installments on the issuance date and every quarter during which the Letter of Credit remains outstanding or has been drawn and remains unreimbursed. Such fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed, which results in higher fees than if a three hundred sixty-five (365) day year were used.

               (g) The Letters of Credit described in Exhibit "A" (the "Existing Letters of Credit") remain outstanding as of the Effective Date and shall be considered as Letters of Credit for all purposes under the terms of this Agreement. Any reference to a Letter of Credit in this Agreement shall include the Existing Letters of Credit. The Existing Letters of Credit will not be canceled but shall remain outstanding and shall be considered as issued under the terms of this Agreement. Any reference to a Letter of Credit Agreement made in this Agreement shall be deemed to include a reference to the letter of credit agreements under the terms of which the Existing Letters of Credit were issued. The face amounts of the Existing Letters of Credit shall be deducted from the Letter of Credit Cap and the Available Amount as if the Existing Letters of Credit had been originally issued under the terms of this Agreement. Borrower shall not be required to pay an issuance fee on account of the Existing Letters of Credit but shall be required to pay an annual fee under the terms of Section 2.4(f) on account of each of the Existing Letters of Credit, due and payable on each anniversary of the date of issuance thereof.

               2.5    Survival.

               The agreements and obligations of Borrower in this Article 2 shall survive the payment and performance of all other obligations.

               3.     FEES

               3.1       Unused Fee.

               Borrower shall pay Bank a fee (the "Unused Fee") based on the Unused Amount of the Commitment. The Unused Amount of the Commitment shall be the amount of the Commitment minus the sum of (i) any amounts disbursed and unpaid and (ii) the total amount of any Letters of Credit outstanding and undrawn. The Unused Fee shall be calculated quarterly and shall be paid in arrears within 10 days of the date that Bank gives Borrower written notification of the amount of the Unused Fee in the following amounts:

                      (a) The Unused Fee shall be equal to twenty five one-hundredths of one percent (.25%) per annum of the Unused Amount of the Commitment if such Unused Amount is an average of fifty percent (50%) or less of the Commitment for the quarter (such average to be based on the sum of the total Unused Amount of the Commitment each day of the quarter, divided by the actual number of days in the quarter); and

                      (b) The Unused Fee shall be equal to one hundred and twenty five one-thousandths of one percent (.125%) of the Unused Amount of the Commitment if such Unused Amount is an average of more than fifty percent (50%) of the Commitment for the quarter (such average to be based on the sum of the total Unused Amount of the Commitment each day of the quarter, divided by the actual number of days in the quarter).

               3.2    Letter of Credit Fees.

               Borrower shall pay Bank the fees relating to the Letters of Credit referred to in Section 2.4(f) above.

               4.     DISBURSEMENTS, PAYMENTS AND COSTS

               4.1 Requests for Credit. Each request for an extension of credit will be made in writing in the form of Exhibit "C" attached hereto and made a part hereof, or by another means acceptable to Bank. Borrower authorizes John D. Eudy, Keith R. Guericke, Michael J. Schall, Mark J. Mikl or Jordan E. Ritter to sign all Borrowing

Notices and other documents in connection with the administration of the Loan. Borrower represents and warrants to Bank that the following signatures are specimen signatures of the persons named in the preceding sentence:


---------------------------------
John D. Eudy


---------------------------------
Keith R. Guericke


---------------------------------
Michael J. Schall


---------------------------------
Mark J. Mikl


---------------------------------
Jordan E. Ritter

               4.2    Disbursements and Payments.

               Each disbursement by Bank and each payment by Borrower will be:

                      (a) made at Bank's branch (or other location) selected by Bank in its reasonable discretion from time to time;

                      (b) made for the account of Bank's branch selected by Bank in its reasonable discretion from time to time;

                      (c) made in immediately available funds, or such other type of funds selected by Bank;

                      (d) evidenced by records kept by Bank. In addition, Bank may, at its discretion, require Borrower to sign one or more promissory notes.

               4.3    Telephone and Telefax Authorization.

               (a) Bank may honor telephone instructions or telefax instructions from John D. Eudy, Keith Guericke, Michael J. Schall, Mark J. Mikl or Jordan E. Ritter for advances or repayments or for the designation of optional interest rates described in the Note given by any one of the individuals authorized to sign loan agreements on behalf of Borrower, or any other individual designated by any one of such authorized signers.

               (b) Advances and repayments will be either (i) deposited in and repayments will be withdrawn from Borrower's account number 1422300648, or such other of Borrower's accounts with Bank as designated in writing by Borrower, or
(ii) by wire transfer at Borrower's written direction, which written direction may be telefaxed as set forth herein.

               (c) Borrower will provide written confirmation to Bank of any telephone or telefax instructions within five (5) days. If there is a discrepancy and Bank has already acted on the instructions, the telephone or telefax instructions will prevail over the written confirmation.

               (d) Borrower indemnifies and excuses Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by Borrower to give such instructions, except to the extent such liability, loss, or cost results directly from Bank's gross negligence or willful misconduct. This indemnity and excuse will survive this Agreement's termination.

               4.4 Taxes. If any payments to Bank under this Agreement are made from outside the United States, Borrower will not deduct any foreign taxes from any payments it makes to Bank. If any such taxes are imposed on any payments made by Borrower (including payments under this Subsection), Borrower will pay the taxes and will also pay to Bank, at the time interest is paid, any additional amount which Bank specifies as necessary to preserve the after-tax yield Bank would have received if such taxes had not been imposed. Borrower will confirm that it has paid the taxes by giving Bank official tax receipts (or notarized copies) within 30 days after the due date.

               4.5 Additional Costs. Upon sixty days' notice, Borrower will pay Bank, for Bank's costs or losses related to this Agreement arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by Bank, using any reasonable method.
The costs include the following:

               (a) any reserve or deposit requirements; and

               (b) any capital requirements relating to Bank's assets and commitments for credit.


               5.     UNENCUMBERED ASSET POOL

               5.1 Unencumbered Asset Pool and Unencumbered Asset Pool Property Defined.

               The "Unencumbered Asset Pool" shall mean the property listed on Exhibit "D", plus any and all of the real and personal property added to the Unencumbered Asset Pool under the terms of Section 5.2 below, minus any and all of the real and personal property removed from the Unencumbered Asset Pool under the terms of Section 5.3 below. "Unencumbered Asset Pool Property" shall mean the real and personal property that makes up the Unencumbered Asset Pool at any time.

               5.2     Additions of Property to the Unencumbered Asset Pool.

               (a) Borrower may from time to time request Bank to add a new property ("the Nominated Property") to the Unencumbered Asset Pool. At the time of any such request, Borrower shall deliver to Bank any documents that Bank reasonably requests relating to the Nominated Property, including but not limited to a Phase I Environmental Report, representations and warranties of Borrower, a preliminary title report or other evidence of title, current operating statements, rent rolls, and any items deemed necessary or proper for Bank to determine that the Nominated Property meets the qualifications (the "Unencumbered Asset Pool Tests") set forth in Subsection 5.2(b) below. At any time that Borrower does not have a debt rating of at least BBB-/Baa3 from that one of Moody's or Standard & Poor's that gives Borrower the lower rating, the addition of any Nominated Property to the Unencumbered Asset Pool will be at Bank' s sole and absolute discretion, even though the Nominated Property meets all of the Unencumbered Asset Pool Tests. At any time that Borrower does have a debt rating of at least BBB-/Baa3 from that one of Moody's or Standard & Poor's that gives Borrower the lower rating, the addition of any Nominated Property to the Unencumbered Asset Pool will be automatic if the Nominated Property meets all of the Unencumbered Asset Pool Tests. As a condition to the addition of any Nominated Property to the Unencumbered Asset Pool, Borrower shall have paid Bank all reasonable attorneys' fees of Bank (including fees for in-house counsel) and any other fees incurred by Bank in connection with approving the Nominated Property.

               (b) Before Bank will consider adding a Nominated Property to the Unencumbered Asset Pool, the Nominated Property must meet each of the following Unencumbered Asset Pool Tests:

                      (i) The property must be owned in fee simple by Borrower, or by a partnership wholly owned by Borrower and Essex Management Corporation ("EMC" and together with Borrower or any such partnership, a "Permitted Owner"), provided that EMC and any such partnership shall provide to Bank its formation documents and a guaranty in substantially the same form as the Payment Guaranty (Revolving Loan) executed by Guarantor in favor of Bank of even date with this Agreement.

                      (ii) The property must be an operating residential apartment property (provided that a maximum of fifteen percent (15%) of the property's revenue may be generated from retail activities, and a maximum of five percent (5%) of the revenues of the property, when aggregated with the revenue from all Unencumbered Asset Pool Property, may be generated from retail activities);

                      (iii) A minimum of eighty percent (80%) of the property must be leased and occupied according to GAAP on an individual basis, and minimum of ninety percent (90%) of the property, when aggregated with all of the Unencumbered Asset Pool Property, must be leased and occupied according to GAAP;

                      (iv) The property must have a Phase I environmental report and any other environmental information required by Bank prepared by a qualified firm reasonably acceptable to Bank in form reasonably acceptable to Bank and in content acceptable to Bank, dated no earlier than December 1, 1993 if the Nominated Property was owned by a Permitted Owner on the Effective Date, and dated no earlier than one year prior to the date that the Nominated Property is accepted into the UAP if the Nominated Property was not owned by a Permitted Owner on the Effective Date.

                      (v) The property shall have no construction in progress or proposed (excluding renovations that do not cause the property to breach the minimum leasing and occupancy requirement set out above) except for properties built in phases with separate legal lots with adequate parking provided;

                      (vi) At any time that Borrower does not have the debt rating specified in Section 5.2(a) Bank shall, at its discretion, which right may be waived, have inspected and approved the site (provided that, this provision notwithstanding, the Bank shall have the right to visit and inspect the site at any time that Borrower does have the debt rating specified in
Section 5.2(a), although such inspection and any approval of the site shall not be an Unencumbered Asset Pool Test); and

                      (vii) The property shall be subject to no negative pledge agreement in favor of any other person. There shall be no lien of any nature upon or with respect to any such property, except the following permissible liens:

                             (a) Liens for taxes, assessments or governmental
               charges or levies to the extent that the Permitted Owner is not yet required to pay the amount secured thereby; and

                             (b) Liens imposed by law, such as carrier's,
               warehouse man's, mechanic's, materialman's and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as the Permitted Owner has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, no property of the Permitted Owner is in danger of being lost or forfeited and easements; covenants, conditions and restrictions; reciprocal easement and access agreements and similar agreements relating to ownership and operation.

               Notwithstanding these requirements, two properties shall be included as part of the Unencumbered Asset Pool, even though they do not meet the Unencumbered Asset Pool Tests, with the following qualifications. That property commonly known as Marina Cove shall be included in the Unencumbered Asset Pool even though a portion of the property has been acquired by ground lease and not by fee simple; that property must meet all of the other Unencumbered Asset Pool Tests. That property commonly known as Windsor Terrace shall be included in the Unencumbered Asset Pool even though twelve or fewer of the units in that property are owned by a third party; that property must meet all of the other Unencumbered Asset Pool Tests but the Net Operating Income for the units owned by third parties shall not be used in the calculations for determining Current Value, the Debt Service Coverage Ratio or any other amounts referred to in this Agreement. As a further qualification, that property commonly known as Wimbledon Woods, which is owned by Borrower but which is leased to an affiliate of Borrower (and therefore does not meet the requirement set out in Section 5.2(b)(iii)), shall be included as part of the Unencumbered Asset Pool, if and only if it meets each of the other Unencumbered Asset Pool Tests, and at least ninety eight percent (98%) of the Net Operating Income from that property is distributed to Borrower on a periodic basis not less often than annually.

               At any time that Borrower does not have the debt rating specified in Section 5.2(a), if Bank does not accept a property meeting the Unencumbered Asset Pool Tests as an Unencumbered Asset Pool Property, Bank shall indicate to Borrower the reason(s) for not accepting the property. Borrower may respond to the Bank's concerns regarding a property and is not prohibited from resubmitting the property for acceptance as an Unencumbered Asset Pool Property, provided, however, that at any time that Borrower does not have the debt rating specified in Section 5.2(a), Bank may still refuse to accept the property as an Unencumbered Asset Pool Property in its sole discretion.

               5.3     Removal of Property from the Unencumbered Asset Pool.

               (a) Borrower may from time to time elect to remove an Unencumbered Asset Pool Property from the Unencumbered Asset Pool. Borrower shall make such an election by giving Bank notice in writing, setting forth the identity of the Unencumbered Asset Pool Property and the requested date of removal no less than thirty (30) days before the requested date of removal. With such notice, Borrower shall also deliver a compliance certificate of Borrower substantially similar to the form of Exhibit "E" signed and certified by an authorized financial officer of Borrower (i) setting forth the information and computations (in sufficient detail) to determine the Gross Asset Value (as that term is defined in Section 1) after such removal and to establish that Borrower will be in compliance with all financial covenants set forth in this Agreement following such removal, (ii) stating specifically that the Total Amount Outstanding after such removal will be less than or equal to the Available Amount, and (iii) setting forth whether there exists or to the best of Borrower's knowledge as of the date of such removal there will exist, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto. At the time of any such removal, Borrower shall pay Bank all reasonable attorneys' fees (including fees for in-house counsel) incurred by Bank in connection with removing the property from the Unencumbered Asset Pool and shall make any payments to continue compliance with the terms of this Agreement, including but not limited to those relating to the requirement that the Total Amount Outstanding not exceed the Available Amount, necessary as a result of the requested removal. Borrower may not remove the Unencumbered Asset Pool Property until it has complied with the terms of this Subsection.

               (b) Bank may, at its option, remove any property from the Unencumbered Asset Pool if it determines in its sole discretion that the property no longer meets the Unencumbered Asset Pool Tests, provided that Bank first gives Borrower written notice that the property no longer meets the Unencumbered Asset Pool Tests, together with the reason or reasons why it does not, and gives Borrower thirty (30) days after receipt of such notice to cure the defect. At the time of any such removal, Borrower shall pay Bank all reasonable attorneys' fees (including fees for in-house counsel) incurred by Bank in connection with removing the property from the Unencumbered Asset Pool, and shall make any payments to continue compliance with the terms of this Agreement, including but not limited to those relating to the requirement that the Total Amount Outstanding not exceed the Available Amount, necessary as a result of the requested removal. If the Unencumbered Asset Pool as a whole fails to meet one of the aggregate tests set out in Subsection 5.2(b)(ii) or (iii) above, and any one of two or more properties might be removed to maintain compliance of the Unencumbered Asset Pool as a whole with the Unencumbered Asset Pool Tests, then Borrower shall select the property or properties to be removed, provided that if it does not do so within ten days of written request to do so from Bank, then Bank may in its sole discretion select the property or properties to remove and so remove them.

               5.4  Current Value of the Unencumbered Asset Pool.

               (a) "Current Value of the Unencumbered Asset Pool" shall mean the sum of the "Current Value" of each Unencumbered Asset Pool Property.

               (b) The "Current Value" of a property shall mean the following:

                             (1) For Unencumbered Asset Pool Property owned for
one year or more by a Permitted Owner and that has more than four quarters of operating data (such data to be in the form that Borrower has provided to Bank heretofore, which form shall be deemed to be acceptable to Bank, or in such other form as may be acceptable to Bank), the Current Value shall be its Net Operating Income for the most recent rolling four consecutive quarters of operation (less reserves of $250 per unit for apartments), divided by the Capitalization Rate as that term is defined in Section 1 of this Agreement.

                             (2) For Unencumbered Asset Pool Property that is
owned for one or more but less than four quarters by a Permitted Owner and that has one or more but less than three quarters of operating data (such data to be in the form that Borrower has provided to Bank heretofore, which form shall be deemed to be acceptable to Bank, or in such other form as may be acceptable to
Bank), the Current Value shall be its Net Operating Income for the most recent rolling consecutive quarters of operation (less reserves of $250 per unit for apartments) annualized on a retroactive basis for four consecutive quarters of operation, divided by the Capitalization Rate.

                             (3) For Unencumbered Asset Pool Property that is
owned for less than one quarter by a Permitted Owner and is operational and that has less than one quarter of operating data (such data to be in the form that Borrower has provided to Bank heretofore, which form shall be deemed to be acceptable to Bank, or in such other form as may be acceptable to Bank), the Current Value during the first three month period of operations shall be seventy five percent (75%) of its acquisition cost, determined according to GAAP. For Unencumbered Asset Pool Property not developed by a Permitted Owner, the acquisition cost shall be the purchase price of the Unencumbered Asset Pool Property set out in the agreement for purchase and sale of the property. For Unencumbered Asset Pool Property developed by a Permitted Owner, the Unencumbered Asset Pool Property shall be valued at an amount equal to the development costs actually expended by the Permitted Owner. For purposes hereof, development costs shall include the acquisition cost and the hard and soft construction costs actually expended by the Permitted Owner or its affiliates in connection with the development of the Unencumbered Asset Pool Property, which hard and soft construction costs are subject to review and approval by Bank in its sole discretion for purposes of determining the value of the Unencumbered Asset Pool Property determined according to GAAP.

               5.5     Mortgage Value of Unencumbered Asset Pool Property.

               The "Mortgage Value" of an Unencumbered Asset Pool Property held for less than one calendar quarter is 37.5% of the purchase price of the Property. The "Mortgage Value" of an Unencumbered Asset Pool Property held for more than one calendar quarter is the maximum amount that could be advanced by Bank hereunder in connection with such a property in order for Borrower to maintain a debt service coverage ratio (the "Debt Service Coverage Ratio") of 1.75:1. The Debt Service Coverage Ratio shall be calculated using the Net Operating Income for the Unencumbered Asset Pool Property for the four most recent consecutive full calendar quarters (or on an annualized basis if the Property has been held for less than four calendar quarters), less an amount to reflect an annual capital expenditure reserve of $250 per apartment unit, divided by a calculated debt service (the "Calculated Debt Service"). Calculated Debt Service shall mean the sum of the interest and principal payments which would be due over a period of twelve months calculated by using a twenty-five-year amortization period, and an interest rate equal to the then current seven-year U.S. Treasury rate plus 175 basis points (provided, however, that in no event shall the interest rate used for such computation be less than eight and one-quarter percent (8.25%) per annum).

               5.6    Use of the Unencumbered Asset Pool Property.

               Borrower shall hold the Unencumbered Asset Pool Property as income property for lease to unaffiliated third parties provided that certain units in an Unencumbered Asset Pool Property may be used by on-site managers and other agents, provided that such use is reasonable and does not materially impair the value of any Unencumbered Asset Pool Property.

               5.7 Income from Unencumbered Asset Pool Property.

               Borrower shall first apply all revenues derived from the Unencumbered Asset Pool Property, including all income from leases, to pay costs and expenses associated with the ownership, maintenance, operation and leasing of the Unencumbered Asset Pool Property before using or applying such income for any other purpose. No such income shall be distributed or paid to any partner, shareholder or to any beneficiary or trustee, unless all such costs and expenses which are then due have been paid when due.

               6. CONDITIONS TO DISBURSEMENTS

               Bank must receive the following items, in form and content acceptable to Bank, before it is required to extend the initial credit or any other credit to Borrower or to make any disbursements under this Agreement:

               6.1 Authorizations.

               Evidence that the execution, delivery and performance by Borrower or Guarantor, as the case may be, of this Agreement, and the other Loan Documents, have been duly authorized.

               6.2 Governing Documents.

               A copy of Borrower's current partnership agreement and certificate of limited partnership and any amendments and modifications thereto and of Guarantor's articles of incorporation and any amendments and modifications thereto.

               6.3 Documents.

               The following documents, executed and acknowledged as appropriate, all in form and substance satisfactory to Bank: (a) this Agreement;
(b) the Note; (c) the Guaranty; and (d) as to any disbursements after the first disbursement such other documents, information regarding the Unencumbered Asset Pool Property and other assurances as Bank may require.

               6.4 Insurance.

               If required by Bank, evidence of insurance coverage, as required in Section 7.1(c) of this Agreement.

               6.5 Legal Opinions.

               If required by Bank, a written opinion from Borrower's legal counsel and a written opinion from Guarantor's legal counsel, each covering such matters as Bank may reasonably require. The legal counsel and the terms of the opinion must be reasonably acceptable to Bank.

               6.6 Good Standing.

               If required by Bank, Certificates of Good Standing for Borrower and Guarantor from their respective states of organization and from any other state in which Borrower or Guarantor, as the case may be, is required to qualify to conduct its business.

               6.7 Payment of Certain Outstanding Obligations.

               Payment in full and satisfaction of all of the following obligations of Borrower and Guarantor:

                      (1) All obligations above Ten Million Dollars ($10,000,000) arising from, and all conditions relating to the modification of, that Amended and Restated Secured Revolving Loan Agreement between Bank and Borrower dated February 12, 1996, and the cancellation or other satisfaction of all outstanding letters of credit relating thereto (at the time of such payment and satisfaction, Bank shall release all liens and encumbrances securing that Amended and Restated Secured Revolving Loan Agreement, except for the 777 California Deed of Trust and the Apple Deed of Trust, as those terms are defined in that Amended and Restated Secured Revolving Loan Agreement);

                      (2) All obligations arising from, and all conditions relating to the termination of, that Unsecured Line of Credit Agreement between Bank and Borrower dated February 11, 1997, and the cancellation or other satisfaction of all outstanding letters of credit relating thereto; and

                      (3) That certain unsecured bridge line of credit to Union Bank of California, N.A. in the amount of Twenty-Five Million Dollars ($25,000,000) (to be demonstrated by documentation satisfactory to Bank).

               6.8 Payment of Fees.

               Payment of the fees and expenses of preparation of this Agreement including but not limited to attorneys' fees and costs, the review of the Phase I reports, and any and all other fees due from Borrower to Bank.

               6.9 Solvency Certificate.

               If required by Bank, a solvency certificate from Borrower in form and substance reasonably satisfactory to Bank.

               6.10 Other Items.

               Any other items that Bank reasonably requires.

               6.11 Conditions of Each Advance, Extension of Credit, or Issuance of Letter of Credit.

               Before each extension of credit (including but not limited to the issuance of each Letter of Credit), including the first:

               (a) Bank shall have received a request for extension of credit in the form of Exhibit "C";

               (b) The requested extension of credit shall not cause the Total Amount Outstanding to exceed the Available Amount;

               (c) Bank shall have received a certificate from Borrower in the form of Exhibit "E" and described in Section 7.4(e), representing, among other things, that the requested extension of credit shall not cause the Total Amount Outstanding to exceed the Available Amount and that Borrower is in compliance with all other material covenants that it has made in this Agreement;

               (d) The representations and warranties of Borrower set forth in
Article 9 of this Agreement shall be true and correct in all material respects on and as of such borrowing with the same force and effect and if made on and as of such borrowing; and

               (e) No Event of Default or event that after notice and the passage of time would constitute and Event of Default shall exist or result from such borrowing.

               7. COVENANTS OF BORROWER.

               Borrower promises to keep each of the following covenants:

               7.1 Covenants Relating to Unencumbered Asset Pool.

                      (a) Compliance with Law and Improvements to Unencumbered Asset Pool Property.

                      Borrower shall comply with all existing and future laws (including Environmental Laws, as hereafter defined), regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all governmental, judicial or legal authorities having jurisdiction over Borrower or Borrower's business, including those pertaining to the construction, sale, leasing or financing of the Unencumbered Asset Pool Property, the environmental condition of the Unencumbered Asset Pool Property and with all recorded covenants and restrictions affecting the Unencumbered Asset Pool Property (all collectively, the "Requirements"). "Environmental Laws" means all federal, state, and local laws, ordinances and regulations relating to any Hazardous Substance (as defined in Section 7.1(b) below) applicable to the Unencumbered Asset Pool Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. Section 2601 et seq., the Clean Water Act, 33 U.S.C. 466 et seq., as amended, and the Clean Air Act, 42 U.S.C. Section 7401 et seq. Notwithstanding any provision in this Subsection to the contrary (i) Borrower shall have a right to contest all existing and future Requirements (other than those relating to Environmental Laws) before complying therewith, and (ii) Borrower shall have a right to contest all existing and future Requirements relating to Environmental Laws for one year, before complying therewith.

                      (b)    Site Visits.

                      Borrower and Guarantor shall allow Bank access to the Unencumbered Asset Pool Property at any reasonable time upon reasonable written notice by Bank to Borrower for the purposes of inspecting the Unencumbered Asset Pool Property, and, upon reasonable belief by Bank of the existence of a matter that should be investigated, taking soil or groundwater samples, and conducting tests, among other things, to investigate for the presence of Hazardous Substances, as defined herein. Borrower and Guarantor shall also allow Bank to examine, copy and audit its and their books and records. Bank is under no duty to visit or observe the

Unencumbered Asset Pool Property, or to examine any books or records. Any site visit, observation or examination by Bank shall be solely for the purpose of protecting Bank's interests and preserving Bank's rights under the Loan Documents. Bank owes no duty of care to protect Borrower or any other party against, or to inform Borrower, Guarantor, or any other party of, any adverse condition affecting the Unencumbered Asset Pool Property, including any defects in the design or construction of any improvements on the Unencumbered Asset Pool Property or the presence of any Hazardous Substances on the Unencumbered Asset Pool Property. For purposes of this Agreement, a "Hazardous Substance" is defined to mean any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), which is or becomes designated, classified or regulated as "toxic," "hazardous," a "pollutant" or similar designation under any federal, state or local law, regulation or ordinance.

                      (c)    Insurance.

                      Borrower shall maintain the following insurance:

                             (1)    Special Form property damage insurance in
non-reporting form on the Unencumbered Asset Pool Property, with a policy limit in an amount not less than the full insurable value of each Property on a replacement cost basis, including tenant improvements, if any. The policy shall include a business interruption (or rent loss, if more appropriate) endorsement in the amount of six months' principal and interest payments, taxes and insurance premiums, a lender's loss payable endorsement (438 BFU) in favor of Bank, and any other endorsements reasonably required by Bank.

                             (2) Comprehensive General Liability coverage with
such limits as Bank may reasonably require. This policy shall name Bank as an additional insured. Coverage shall be written on an occurrence basis, not claims made.

                             All policies of insurance required by Bank must be
issued by companies reasonably approved by Bank and otherwise be reasonably acceptable to Bank as to amounts, forms, risk coverages and deductibles. In addition, each policy (except workers' compensation) must provide Bank at least thirty (30) days' prior notice of cancellation, non-renewal or modification. If Borrower fails to keep any such coverage in effect while the Loan is outstanding, Bank may procure the coverage at Borrower's expense. Borrower shall reimburse Bank, on demand, for all premiums advanced by Bank, which advances shall be considered to be additional loans to Borrower hereunder at the Default Rate provided in the Note.

                      (d) Preservation of Rights.

                      Borrower shall obtain and preserve all rights, privileges and franchises necessary or desirable for the operation of the Unencumbered Asset Pool Property and the conduct of Borrower's business. Borrower shall maintain all of the Unencumbered Asset Pool Property in good condition. Borrower shall, at Borrower's sole cost and expense, follow all recommendations in any asbestos survey conducted with respect to any Unencumbered Asset Pool Property regarding safety conditions for and maintenance of any asbestos containing materials ("ACM"), including, without limitation, any recommendation to institute an operations and maintenance plan (the "O&M Plan").

               7.2    Payment of Expenses.

        Borrower shall pay all reasonable costs and expenses incurred by Bank in connection with the making, disbursement and administration of the Loan (including the cost of any documentation fees, but excluding other costs and expenses of ordinary collection and servicing administration while the Loan is not in default), as well as any revisions, extensions, renewals or "workouts" of the Loan, and in the exercise of any of Bank's rights or remedies under this Agreement. Such costs and expenses include fees for environmental services (including only those services performed by Bank employees and the cost of those services that the Bank incurs because it believes that such services are required), legal fees and expenses of Bank's counsel and any other reasonable fees and costs for services, regardless of whether such services are furnished by Bank's employees or by independent contractors. Borrower acknowledges that none of the fees described in Section 3 include amounts payable by Borrower under this Section 7.2. All such sums incurred by Bank and not immediately reimbursed by Borrower within fifteen (15) days of written notice by Bank shall be considered an additional loan to Borrower hereunder at the Default Rate provided in the Note.

               7.3    Total Amount Outstanding.

               Borrower shall not permit the Total Amount Outstanding as defined in Section 2.1(b) to exceed the Available Amount as defined in Section 2.1(b).

               7.4    Financial and Other Information; Certification.

               Consolidated Borrower shall provide to Bank the following financial information and statements prepared on a consolidated basis:

               (a) Within one hundred twenty (120) days of Borrower's fiscal year end, Borrower's annual report.

               (b) If requested by Bank, copies of Borrower's and Guarantor's federal income tax return (with all schedule K-1's attached), within 15 days of filing, and, if requested by Bank, copies of any extensions of the filing date.

               (c) Within 60 days after the end of each calendar quarter, an operating statement and rent roll for each Unencumbered Asset Pool Property and Permitted Owner in form and substance reasonably satisfactory to Bank.

               (d) Copies of Guarantor's Form 10-K Annual Report within 95 days of fiscal year end , the financial statements contained therein to be prepared on a consolidated basis according to GAAP, to include Borrower and Guarantor, to be certified by the chief financial officer of Borrower, and to be audited (with an unqualified opinion) by KPMG Peat Marwick, or another Certified Public Accountant ("CPA") acceptable to Bank.

               (e) Copies of Guarantor's Form 10-Q Quarterly Report within 60 days after the end of each calendar quarter except fiscal year end, copies of any and all Form 8-K filings immediately upon filing with the Securities and Exchange Commission, and copies of all statements, reports and notices sent or made available generally by Borrower or Guarantor to their respective security holders at the time they are so sent or made available, any financial statements contained therein to be certified by the chief financial officer of Borrower, and (to the extent appropriate) to be prepared on a consolidated basis according to GAAP and to include Borrower and Guarantor.

               (f) At the time of each advance, each extension of credit, and each issuance of a letter of credit hereunder and within 60 days of the end of each quarter and in addition within 120 days of the end of each year, a compliance certificate of Borrower in the form of Exhibit "E"signed and certified by an authorized financial officer of Borrower (i) setting forth the information and computations (in sufficient detail) to determine the Gross Asset Value (as that term is defined in Section 1) and to establish that Borrower is in compliance with all financial covenants set forth in this Agreement at the end of the period covered by the financial statements then being furnished, (ii) stating specifically that the Total Amount Outstanding is less than or equal to the Available Amount, and (iii) setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action Borrower is taking and proposes to take with respect thereto.

               (g) Borrower's and Guarantor's one-year calendar budget (showing month-by-month projections) within 30 days of Borrower's fiscal year end.

               (h) General information on the status of projects under development directly or indirectly by Borrower or by Guarantor prepared on a quarterly basis.

               (i) General information on projected acquisitions of property by Borrower and Guarantor over the next twelve (12) months, delivered to Bank on a quarterly basis.

               (j) Any other financial or other information concerning Borrower's and Guarantor's affairs and properties as Bank may reasonably request, to be furnished promptly upon such request.

               7.5    Notices.

               Borrower shall promptly notify Bank in writing of any knowledge it has of:

               (a) any litigation affecting Borrower, Guarantor or the Unencumbered Asset Pool Property, and/or any entity directly owning any development property where the aggregate amount at risk or at issue (including litigation costs and attorneys fees and expenses, but excluding claims which, in Bank's reasonable judgment, are expected to be covered by insurance) exceeds five million dollars ($5,000,000);

               (b) any notice that any property or Borrower's or Guarantor's business fails in any material respect to comply with any applicable law, regulation or court order, where the failure to comply could have a material adverse effect on Borrower or Guarantor;

               (c) any material adverse change in the physical condition of the Unencumbered Asset Pool Property or Borrower's or Guarantor's financial condition or operations or other circumstance that materially adversely affects Borrower's intended use of the Unencumbered Asset Pool Property or Borrower's ability to repay the Loan;

               (d) any failure to comply with this Agreement; and

               (e) any change in Borrower's or Guarantor's name, legal structure, place of business to a state other than the State of California, or chief executive office to a state other than the State of California if Borrower or Guarantor has more than one place of business.

               7.6    Indemnity.

               Borrower agrees to indemnify, defend with counsel reasonably acceptable to Bank, and hold Bank harmless from and against all liabilities, claims, actions, damages, costs and expenses (including all reasonable legal fees and expenses of Bank's counsel) except to the extent of those resulting from Bank's gross negligence or willful misconduct, arising out of or resulting from the ownership, operation, or use of the Unencumbered Asset Pool Property, whether such claims are based on theories of derivative liability, comparative negligence or otherwise. Notwithstanding anything to the contrary in any other Loan Document, the provisions of this Section 7.6 shall survive the termination of this Agreement, and repayment of the Loan.

               7.7    Negative Covenants.

               (a) Without Bank's prior written consent, which consent shall not be unreasonably withheld or delayed, neither Borrower nor Guarantor shall:

                      (1) engage in any business activities that would result in less than seventy percent (70%) of the Gross Asset Value being derived from multifamily residential apartments;

                      (2) other than in the ordinary course of Borrower's or
               Guarantor's business, lease all or a substantial part of Borrower's or Guarantor's business or Borrower's or Guarantor's assets;

                      (3) enter into or invest in any consolidation, merger,
               pool, syndicate or other combination unless Borrower is the surviving entity and control of Borrower has not changed.

                      (4) change the legal structure of Borrower from a limited
               partnership that is an operating partnership whose sole general partner is Guarantor, change the legal structure of Guarantor from a publicly traded real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857, or change the legal structure of Borrower and Guarantor as a so-called UpREIT, or without notifying Bank thirty days ahead of time change Borrower's place of business or chief executive office if Borrower or Guarantor has more than one place of business;

                      (5) change Borrower's general partner from Guarantor or
               allow Guarantor to suffer a change in its executive management such that Keith Guericke is no longer Chief Executive Officer, George M. Marcus is no longer Chairman of the Board of Directors or Michael J. Schall is no longer Chief Financial Officer, unless such executive management is replaced by parties reasonably acceptable to Bank within sixty (60) days; or

                      (6) dispose of a substantial part of Borrower's or
               Guarantor's business or Borrower's or Guarantor's assets.

               (b) Borrower and Guarantor shall not in any case:

                      (1) form additional unconsolidated down-REITs for property acquisition unless they comply on an on-going basis with each of the following conditions:

                             (i) EMC or any wholly owned subsidiary of Guarantor
                      or Borrower shall be the sole general partner of and have the controlling interest in any such partnership;

                             (ii) Guarantor and/or Borrower and/or EMC shall
                      have sole control of each property and entity;

                             (iii) limited partners shall receive only units
                      and/or cash for value contributed;

                             (iv) all assets, liabilities and income shall be
                      fully consolidated into the financial statements of Guarantor for purposes of the conditions and covenants set out in this Agreement; and

                             (v) the total of all down-REIT properties shall not
                      exceed fifteen percent (15%) of the Gross Asset Value.

                      (2) liquidate or dissolve Borrower's or Guarantor's
               business; or

                      (3) dispose of all of Borrower's or Guarantor's business
               or Borrower's or Guarantor's assets.

               7.8     Development Covenants.

               Borrower and Guarantor shall not in any case:

                      (1) on a consolidated basis at any time, have properties
               under development or entitled or unentitled land, in combination (at projected total cost), that exceed 35% of Gross Asset Value, as that term is defined in Section 1;

                      (2) on a consolidated basis at the end of any quarter have any single property under development that exceeds five percent (5%) of Gross Asset Value (at projected total cost); or

                      (3) on a consolidated basis at any time have entitled and
               unentitled land that exceeds seven and one-half percent (7.5%) of Gross Asset Value or unentitled land that exceeds three percent (3%) of Gross Asset Value.

               For the purpose of calculating the development limits contained in subsections (1), (2), and (3) above (the "Development Limits"), costs of projects developed in partnership with a third party in which Borrower or the Guarantor holds a limited partnership interest are to be included as follows:

                      Projects: (i) that are to be owned 100% in fee simple by Borrower, Guarantor, or a wholly owned subsidiary thereof, or by EMC prior to attainment of stabilized occupancy of not less than ninety percent (90%); or (ii) for which the Borrower or Guarantor will possess contingent or direct liability for the completion or leasing of said project are to be included at one hundred percent (100%) of the projected total cost of the Project; and

                      Projects: (i) that are not to be owned 100% in fee simple by Borrower prior to attainment of stabilized occupancy of not less than ninety percent (90%); and (ii) for which Borrower or Guarantor possesses no direct or contingent liability for the completion and leasing of said project are to be included at the amount of (A) non-refundable deposits; (B) capital contributions; (C) loans to partners; and (D any other direct obligations and indirect obligations of Guarantor or Borrower.

               7.9    Performance of Acts.

               Upon request by Bank, Borrower shall perform all acts which may be necessary or advisable to carry out the intent of the Loan Documents.

               7.10   Keeping Guarantor Informed.

               Borrower shall keep Guarantor (and any other person giving a guaranty to Bank with regard to the Loan), in its capacity as guarantor, informed of Borrower's financial condition and business operations and all other circumstances which may affect Borrower's ability to pay or perform its obligations under the Loan Documents. In addition, Borrower shall deliver to Guarantor all of the financial information required to be furnished to Bank hereunder.

               7.11   Maximum Total Liabilities to Gross Asset Value of 50%.

               The Total Liabilities of Guarantor and Borrower on a consolidated basis at the end of each quarter shall not exceed 50% of the Gross Asset Value of Guarantor and Borrower on a consolidated basis. "Total Liabilities" means all current, long term and contingent liabilities including, but not limited to, recourse and nonrecourse mortgage debt, capitalized leases, letters of credit, unsecured debt, guaranties, purchase obligations (defined as nonrefundable deposits and non-contingent obligations), subordinated debt and unfunded obligations of Borrower reported in accordance with GAAP, Borrower's pro rata share of non-recourse liabilities held in partnerships and joint ventures and l00% of all liabilities of uncombined affiliates which are recourse to Borrower or Guarantor, excluding nonrecourse debt on properties held by partnerships which Borrower has a minority interest other than down-REITs. The term "Total Liabilities" does not include that portion of minority interests attributable to ownership in Borrower by persons other than Borrower.

               7.12   Fixed Charge Coverage Ratio.

               Quarterly EBITDA (excluding gains on sale of assets, extraordinary gains and losses, and minority interest) divided by Fixed Charges shall not be less than 1.60:1.0. "Fixed Charges" means interest expense, capitalized interest expense, preferred stock dividends, scheduled principal payments excluding balloon payments, and recurring capital expenditures of $62.50 per quarter per unit (computed on an average units owned basis).

               7.13   Maximum Quarterly Dividends.

               Guarantor shall not declare or pay any distributions or dividends except from cash flow available for distributions or dividends and earned during the immediately preceding fiscal year, and in any event, not in excess of ninety-five percent (95%) of Funds From Operations (as generally defined by the National Association of Real Estate Investment Trusts) ("FFO") on a rolling four-quarter basis. The total of common and preferred stock dividends in any quarter may exceed FFO for the quarter only to the extent necessary for Guarantor to retain its status as a real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857.

               7.14   Minimum Tangible Net Worth.

               Guarantor shall maintain minimum quarterly Tangible Net Worth of $300,000,000 plus seventy five percent (75%) of the gross proceeds of any additional equity offered or sold after June 30, 1997. Tangible Net Worth shall be calculated according to GAAP.

               7.15   Negative Pledge.

               (a) (i) Borrower shall not create, assume, or allow any security interest or lien (including judicial liens) on any Unencumbered Asset Pool Property, except:

                             (1) Liens for taxes, assessments or governmental
charges or levies to the extent that the Permitted Owner is not yet required to pay the amount secured thereby and easements; covenants, conditions and restrictions; reciprocal easement and access agreements and similar agreements relating to ownership and operation; and

                             (2) Liens imposed by law, such as carrier's,
warehouse man's, mechanic's, materialman's and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as the Permitted Owner has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, no property of the Permitted Owner is in danger of being lost or forfeited; and

                      (ii) Borrower shall not create, assume, or allow any negative pledge agreement in favor of any other person affecting or relating to any Unencumbered Asset Pool Property.

               (b) Borrower shall have the right to contest in good faith by appropriate legal or administrative proceeding the validity of any prohibited lien, encumbrance or charge affecting its properties so long as (i) no Event of Default exists, (ii) Borrower first deposits with Bank a bond or other security satisfactory to Bank in the amount reasonably required by Bank; (iii) Borrower immediately commences its contest of such lien, encumbrance or charge, and continuously pursues the contest in good faith and with due diligence; (iv) foreclosure of the lien, encumbrance or charge is stayed; and (v) Borrower pays any judgment rendered for the lien claimant or other third party, unless such judgment has been stayed as the result of an appeal, within thirty (30) days after the entry of the judgment. Borrower will discharge or elect to contest and post an appropriate bond or other security within thirty (30) days of written demand by Bank.

               7.16   Total Unencumbered Assets to Unsecured Debt.

               The amount of the total unsecured debt of the Borrower and the Guarantor on a consolidated basis shall not be more than fifty percent (50%) of the total Current Value of the unencumbered real estate assets of the Borrower and the Guarantor.

               7.17 Change in Ownership of Borrower or Management of the Unencumbered Asset Pool Property.

               Borrower shall not cause, permit or suffer (a) any change of the general partner of Borrower, (b) any change of the party acting as guarantor of the Loan, or (c) any person or entity other than Guarantor or an affiliate of Guarantor to manage the Unencumbered Asset Pool Property.

               7.18   Books and Records.

               Borrower shall maintain adequate books and records.

               7.19   Audits.

               Borrower shall allow Bank and its agents to inspect Borrower's properties and examine, audit and make copies of books and records at any reasonable time upon reasonable notice to Borrower. If any of Borrower's properties, books or records are in the possession of a third party, Borrower authorizes that third party to permit Bank or its agents to have access to perform inspections or audits and to respond to Bank's requests for information concerning such properties, books and records.

               7.20   Cooperation.

               Borrower shall take any action reasonably requested by Bank to carry out the intent of this Agreement.

               7.21   ERISA Plans.

               Borrower shall give prompt written notice to Bank of:

               (a) The occurrence of any reportable event under Section 4043(b) of ERISA which requires 30 days' notice.

               (b) Any action by Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

               (c) Any notice of noncompliance made with respect to a Plan under
Section 4041(b) of ERISA.

               (d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

               7.22   Use of Proceeds.

               Borrower shall use the proceeds of the Loan only (i) for repayment at the time of the initial funding of all obligations above $10,000,000 to Bank arising from that Secured Revolving Line of Credit Agreement dated February 12, 1996, and obligations to Union Bank of California, N.A. arising from that certain Unsecured Line of Credit Agreement, dated February 11, 1997, (ii) for acquisition of real and personal property, (iii) for working capital in Borrower's business, and (iv) for repayment of other debt of Borrower.

               7.23   Use of Proceeds - Ineligible Securities.

               Borrower shall not use any proceeds of the Loan, directly or indirectly, to purchase or carry, or reduce or retire any loan incurred to purchase or carry any "Margin Stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

               8.     REPRESENTATIONS AND WARRANTIES.

               When Borrower and Guarantor sign this Agreement, and until Bank is repaid in full, Borrower and Guarantor make the following representations and warranties. Each request for an extension of credit constitutes a renewed representation and warranty.

               8.1 Organization of Borrower.

               Borrower is a limited partnership duly formed and existing under the laws of California.

               8.2    Authorization.

               The execution and compliance with this Agreement and each Loan Document to which Borrower is a party are within Borrower's powers, have been duly authorized, and do not conflict with any of Borrower's organizational papers.

               8.3    Enforceable Agreement.

               This Agreement is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and it and any other Loan Document to which it is a party, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as the same may be limited by insolvency, bankruptcy, reorganization, or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

               8.4    Good Standing.

               In each state in which Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

               8.5    No Conflicts.

               Neither Borrower nor the Unencumbered Asset Pool Property are in violation of, nor do the terms of this Agreement or any other Loan Document conflict with, any regulation or ordinance, any order of any court or governmental entity, or any covenant or agreement affecting Borrower or the Unencumbered Asset Pool Property. There are no claims, actions, proceedings or investigations pending or, to the best knowledge of Borrower, threatened against Borrower or affecting the Unencumbered Asset Pool Property except for those previously disclosed by Borrower to Bank in writing.

               8.6    Financial Information.

               All financial information which has been and will be delivered to Bank, including all information relating to the financial condition of Borrower, Guarantor and the Unencumbered Asset Pool Property, did as of its date fairly and accurately represent the financial condition being reported on. All such information was and will be prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise noted. Since December 31, 1997, there has been no material adverse change in the financial condition of Borrower, Guarantor or the Unencumbered Asset Pool Property.

               8.7    Borrower Not a "Foreign Person".

               Borrower is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended from time to time.

               8.8    Lawsuits.

               There is no lawsuit, tax claim or other dispute pending or to the best of Borrower's knowledge threatened against Borrower which, if lost, would materially impair Borrower's financial condition or ability to repay the Loan.

               8.9    Year 2000 Precautions.

               Borrower reasonably anticipates that all of its computer applications that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000.

               8.10   Permits, Franchises.

               Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

               8.11   Other Obligations.

               Borrower is not in material default (taking into account all applicable cure periods, if any) on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

               8.12   Income Tax Returns.

               Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

               8.13   No Event of Default.

               There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

               8.14   ERISA Plans.

               (a) Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

               (b) No reportable event has occurred under Section 4043(b) of ERISA for which the applicable authorities require 30 days' notice.

               (c) No action by Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
Section 4041 of ERISA.

               (d) No proceeding has been commenced with respect to a Plan under
Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

               (e) The following terms have the meanings indicated for purposes of this Agreement:

                      (1) "Code" means the Internal Revenue Code of 1986, as
               amended from time to time.

                      (2) "ERISA" means the Employee Retirement Income Security
               Act of 1974, as amended from time to time.

                      (3) "PBGC" means the Pension Benefit Guaranty Corporation
               established pursuant to Subtitle A of Title IV of ERISA.

                      (4) "Plan" means any employee pension benefit plan
               maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

               8.15   Location of Borrower.

               Borrower's place of business (or, if Borrower has more than one place of business, its chief executive office) is located at the address listed under Borrower's signature on this Agreement or at such other place as to which Borrower has notified Bank in writing.

               9.     DEFAULT AND REMEDIES.

               9.1 Events of Default.

               Borrower will be in default under this Agreement upon the occurrence of any one or more of the following events ("Event of Default"):

               (a) Borrower fails to make any payment due hereunder, or fails to make any payment demanded by Bank under any Loan Document, within fifteen (15) days after the date due or demanded; or

               (b) Borrower fails to comply with any covenant contained in this Agreement other than those referred to in clause (a), and does not either cure that failure within thirty (30) days after written notice from Bank, or, if the default cannot be cured in thirty (30) days, within a reasonable time; or

               (c) Borrower or Guarantor becomes insolvent or the subject of any bankruptcy or other voluntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships; or the subject of any involuntary proceeding, in court, for the adjustment of debtor-creditor relationships, where such proceeding is not dismissed within sixty (60) days of commencement; or

               (d)    Borrower or Guarantor dissolves or liquidates; or

               (e) Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or

               (f) Guarantor breaches or fails to comply with any covenant contained in this Agreement and does not cure that failure within thirty (30) days after written notice from Bank, or, if the default cannot be cured in thirty (30) days, within a reasonable time; or

               (g) An Event of Default occurs under any of the Loan Documents;
or

               (h) A final non-appealable judgment or order is entered against Borrower or Guarantor that materially adversely affects Borrower's intended use of the Unencumbered Asset Pool Property or Borrower's or Guarantor's ability to repay the Loan.

               (i) Borrower or Guarantor fails to meet the conditions of, or fails after the expiration of applicable cure periods, if any, to perform any obligation under, any other agreement Borrower has with Bank or any affiliate of Bank, including the obligations of Borrower or Guarantor, as the case may be, under or with respect to Borrower's obligations under the Existing Letters of Credit. For the purposes of this section, "affiliated with" means in control of, controlled by or under common control with; or

               (j) Borrower or Guarantor defaults (taking into account applicable cure periods, if any) in connection with any credit such person has with any lender, if the default consists of the failure to make a payment when due or gives the other lender the right to accelerate any obligation that is with recourse to Borrower or Guarantor in excess of $5,000,000; or

               (k) There is a material adverse change in Borrower's or Guarantor's financial condition, or event or condition that materially impairs Borrower's intended use of the Unencumbered Asset Pool Property which materially impairs Borrower's or Guarantor's ability to repay the Loan; or

               (l) The Guarantor shall no longer qualify as a real estate investment trust under the provisions of Code Sections 856 and 857; or

               (m) Borrower or Guarantor is in default under (i) the Reimbursement Agreement between Borrower, Guarantor, and Bank dated as of November 1, 1995, or the terms of any letter of credit issued thereunder, or
(ii) the Reimbursement Agreement between Borrower, Guarantor, and Bank dated as of May 1, 1995, or the terms of any letter of credit issued thereunder.

               9.2    Remedies.

               If an Event of Default occurs under this Agreement, Bank may exercise any right or remedy which it has under any of the Loan Documents, or which is otherwise available at law or in equity or by statute, and all of Bank's rights and remedies shall be cumulative. All of Borrower's obligations under the Loan Documents shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all at Bank's option, exercisable in its sole discretion.

               10.    REFERENCE AND ARBITRATION.

               10.1 Mandatory Arbitration. Except as provided below, any controversy or claim between or among the parties, including those arising out of or relating to this Agreement or the other Loan Documents and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered into any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

               10.2 Judicial Reference. Subject to subsection 10.1 above, in any judicial action between or among the parties, including but not limited to any action or cause of action arising out of or relating to this Agreement or the other Loan Documents or based on or arising from an alleged tort, all decisions of fact and law shall at the request of any party be referred to a referee in accordance with California Code of Civil Procedure Sections 638 et seq. The parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee(s) shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

               10.3 Provisional Remedies, Self-Help. No provision of this Agreement shall limit the right of any party to this Agreement to exercise self-help remedies such as setoff, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference.

               11.    MISCELLANEOUS PROVISIONS.

               11.1   No Waiver; Consents.

        No alleged waiver by Bank shall be effective unless in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Bank to take action on account of any default of Borrower. Consent by Bank to any act or omission by Borrower shall not be construed as a consent to any other or subsequent act or omission.

               11.2   No Third Parties Benefitted.

               This Agreement is made and entered into for the sole protection and benefit of Bank and Borrower and their successors and assigns. No trust fund is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.

               11.3   Notices.

               All notices given under this Agreement shall be in writing and shall be effectively served upon delivery; or if mailed, upon the first to occur of receipt or the expiration of forty-eight (48) hours after deposit in certified United States mail, postage prepaid; or twenty-four (24) hours after deposit with overnight courier, prepaid, sent to the party at its address appearing below its signature; or upon confirmation of receipt, if sent by facsimile transmission to the party at the number appearing below its signature and followed by delivery of a hard copy of such notice by United States mail as above. Those addresses or numbers may be changed by either party by written notice to the other party.

               11.4   Attorneys' Fees.

               If any lawsuit, reference or arbitration is commenced which arises out of, or which relates to this Agreement, the Loan Documents or the Loan, including any alleged tort action, regardless of which party commences the action, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees in the action or proceeding, in addition to costs and expenses otherwise allowed by law. Any such attorneys' fees incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. In all other situations, including any bankruptcy or other voluntary or


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

involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships, Borrower agrees to pay all of Bank's costs and expenses, including attorneys' fees, which may be incurred in any effort to collect or enforce the Loan or any part of it or any term of any Loan Document. Attorneys fees shall include the allocated costs for services of in-house counsel.

               11.5   Participations and Syndications.

               Bank may at any time syndicate the Loan or sell to one or more persons or entities participating interests in the Loan and/or any interest of Bank under any of the Loan Documents and may provide financial information about the Borrower to actual or potential participants or assignees, without notice to or consent of Borrower.

               11.6   Heirs, Successors and Assigns.

               The terms of this Agreement shall bind and benefit the heirs, legal representatives, successors and assigns of the parties; provided, however, that Borrower may not assign this Agreement without the prior written consent of Bank. Bank shall have the right to transfer the Loan to any other persons or entities without the consent of or notice to Borrower. Without the consent of or notice to Borrower, Bank may disclose to any prospective purchaser of any securities issued by Bank, and to any prospective or actual purchaser of any interest in the Loan or any other loans made by Bank to Borrower (in the case of a prospective purchase of an interest in the Loan or any other loan, upon Bank's receiving its standard confidentiality letter from the prospective purchaser of the interest in the Loan or any other loan), any financial or other information relating to Borrower, the Loan or the Unencumbered Asset Pool Property.

               11.7   Payments Set Aside.

               To the extent that Borrower makes a payment or payments or transfers any assets to Bank, and such payment or payments or transfer or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then:
(i) any and all obligations owed to Bank and any and all remedies available to Bank under the terms of the Loan Documents or in law or equity against Borrower shall be automatically revived and reinstated to the extent (and only to the extent) of any recovery permitted under clause (ii) below; and (ii) Bank shall be entitled to recover (and shall be entitled to file a proof of claim to obtain such recovery in any applicable bankruptcy, insolvency, receivership or fraudulent conveyance or fraudulent transfer proceeding) either: (x) the amount of the payments or the value of the transfer or (y) if the transfer has been undone and the assets returned in whole or in part, the value of the consideration paid to or received by Borrower for the initial asset transfer, plus in each case any deferred interest from the date of the disgorgement to the date of distribution to Bank in any bankruptcy, insolvency, receivership or fraudulent conveyance or fraudulent transfer proceeding, and any costs and expenses due and owing, including, without limitation, any reasonable attorneys' fees incurred by Bank in connection with the exercise by Bank of its rights under this Section 11.7.

               11.8   Interpretation.

               The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any party. The word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to."

               11.9   Miscellaneous.

               This Agreement may not be modified or amended except by a written agreement signed by the parties. The invalidity or unenforceability of any one or more provisions of this Agreement shall in no way affect any other provision. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to Bank for the faithful performance of this Agreement and the other Loan Documents. Time is of the essence in the performance of this Agreement and the other Loan Documents. This Agreement shall be governed by California law. This Agreement may be executed in one or more counterparts, each of which shall, for all purposes be deemed an original and all such counterparts taken together, shall constitute one and the same instrument.

               11.10  Integration and Relation to Loan Commitment.

               The Loan Documents fully state all of the terms and conditions of the parties' agreement regarding the matters mentioned in or incidental to this Agreement. The Loan Documents supersede all oral negotiations and prior writings concerning the subject matter of the Loan Documents, including any loan commitment issued to Borrower.

               11.11  Actions.

               Bank shall have the right, but not the obligation, to commence, appear in, and defend any action or proceeding which might affect its rights, duties or liabilities relating to the Loan, the Unencumbered Asset Pool Property, or any of the Loan Documents. Borrower shall pay promptly on demand all of Bank's reasonable out-of-pocket costs, expenses, and legal fees and expenses of Bank's counsel incurred in those actions or proceedings.

               11.12  Relationships with Other Bank Customers.

               From time to time, Bank may have business relationships with Borrower's customers, suppliers, contractors, tenants, partners, shareholders, officers or directors, with businesses offering products or services similar to those of Borrower, or with persons seeking to invest in, borrow from or lend to Borrower. Borrower agrees that in no event shall Bank be obligated to disclose to Borrower any information concerning any other Bank customer. Borrower further agrees that Bank may extend credit to those parties and may take any action it may deem necessary to collect any such credit, regardless of any effect the extension or collection of such credit may have on Borrower's financial condition or operations.

               IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of the date first above written.

ESSEX PORTFOLIO, L.P., a California limited partnership

               By ESSEX PROPERTY TRUST, INC.,
               a Maryland corporation, General Partner


               By ______________________________

               Name ____________________________

               Title  ____________________________


               925 East Meadow Drive
               Palo Alto, CA 94303
               Attn:  John F. Burkart, Michael J. Schall and Jordan E. Ritter
               Facsimile:    (650) 494-8743

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

               By ______________________________

               Name ____________________________

               Title  ____________________________

               By ______________________________

               Name ____________________________

               Title  ____________________________

        Address:

        Bank of America N.T. & S.A.
        San Francisco CRESG c/o Unit 8940
        50 California Street, 11th Floor
        San Francisco, CA 94111
        Facsimile:    (415) 445-4096

               IN WITNESS WHEREOF, Borrower and Bank have executed this Agreement as of the date first above written.

ESSEX PORTFOLIO, L.P., a California limited partnership

               By ESSEX PROPERTY TRUST, INC.,
               a Maryland corporation, General Partner


               By ______________________________

               Name ____________________________

               Title  ____________________________


               925 East Meadow Drive
               Palo Alto, CA 94303
               Attn:  John F. Burkart, Michael J. Schall and Jordan E. Ritter
               Facsimile:    (650) 494-8743

BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION

               By ______________________________

               Name ____________________________

               Title  ____________________________

               By ______________________________

               Name ____________________________

               Title  ____________________________

        Address:

        Bank of America N.T. & S.A.
        San Francisco CRESG c/o Unit 8940
        50 California Street, 11th Floor
        San Francisco, CA 94111
        Facsimile:    (415) 445-4096




                                      -43-